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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number 333-128658-01

                        Nelnet Student Loan Trust 2006-1
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                                 Issuing Entity
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           (Exact name of issuing entity as specified in its charter)

                        Nelnet Student Loan Funding, LLC
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                                    Depositor
              (Exact name of depositor as specified in its charter)

       121 South 13th Street, Suite 201, Lincoln, NE 68508, (402) 458-2370
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    (Address, including zip code, and telephone number, including area code, of depositor's principal executive offices)

                    Series 2006-1 Class A-1 LIBOR Rate Notes
                    Series 2006-1 Class A-2 LIBOR Rate Notes
                    Series 2006-1 Class A-3 LIBOR Rate Notes
                    Series 2006-1 Class A-4 LIBOR Rate Notes
                    Series 2006-1 Class A-5 LIBOR Rate Notes
                    Series 2006-1 Class A-6 Reset Rate Notes
                    Series 2006-1 Class B LIBOR Rate Notes

--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)    [ ]        Rule 12h-3(b)(l)(i)    [ ]
            Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(l)(ii)   [ ]
            Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(i)    [ ]
            Rule 12g-4(a)(2)(ii)   [ ]        Rule 12h-3(b)(2)(ii)   [ ]
                                              Rule 15d-6             [X]

     Approximate number of holders of record as of the certification or notice date: 34.

     Pursuant to the requirements of the Securities Exchange Act of 1934 Nelnet Student Loan Funding, LLC, as depositor has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

   Dated:  January 30, 2007

                                  NELNET STUDENT LOAN FUNDING, LLC, as depositor
                                  By: Nelnet Student Loan Funding Management
                                  Corporation, as Manager and Special Member


                                  By: /S/  JEFFREY R. NOORDHOEK
                                      --------------------------------
                                           Jeffrey R. Noordhoek, Vice President


Instruction: This form is required by Rules 12g-4, 12h-3 and l5d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The depositor shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the depositor, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.



                       PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
SEC 2069 (12-04)